UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM 08 Bermuda		P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)		(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On May 5, 2008, Argo Group International Holdings, Ltd. (“Argo Group”) announced that Jay Bullock would become Argo Group’s Chief Financial Officer effective May 13, 2008. At that time, Mark W. Haushill, who has been serving as Argo Group’s interim Chief Financial Officer, will cease to hold that position. Mr. Haushill is expected to continue as the Chief Financial Officer of Argo Group’s United States operations.

(c) On May 5, 2008, Argo Group announced that Jay Bullock would become Argo Group’s Chief Financial Officer effective May 13, 2008. Mr. Bullock, 43, has been a senior managing director of Bear, Stearns & Co. Inc. since 2000, where he headed its Insurance Investment Banking Group. In the period since January 1, 2007, Argo Group has engaged Bear, Stearns & Co. Inc. to perform a variety of services, and has paid Bear, Stearns & Co. Inc. a total of approximately $5.0 million for such services. While Mr. Bullock, as a managing director of Bear, Stearns & Co. Inc., benefited indirectly from the fees earned from such services, his compensation was not tied in any direct manner to the receipt of such fees. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued by Argo Group International Holdings, Ltd. dated May 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ MarkW. Haushill
Dated: May 9, 2008		Name:	Mark W. Haushill
		Title:	Interim Chief Financial Officer